Exhibit 99.1

American Eagle Outfitters Reports November Sales and Provides Fourth Quarter EPS Guidance

-- Declares $0.50 Per Share Special Dividend and Extends 16 Million Share Repurchase Authorization--

Pittsburgh - December 2, 2010 -- American Eagle Outfitters, Inc. (NYSE: AEO) today announced the following:

    November sales increase of 2% to $272 million, with comparable store sales flat for the month.
    Fourth quarter earnings guidance of $0.43 to $0.46 per diluted share.
    A $0.50 per share special cash dividend.
    A regular quarterly cash dividend of $0.11 per share with accelerated payment into December.
    Extension of the company's 16 million share repurchase authorization, through February 2, 2013.

November and Year-to-Date Sales

Total sales for the four weeks ended November 27, 2010 increased 2% to $272 million, compared to $266 million for the four weeks ended November 28, 2009.  Comparable store sales were flat for the month, compared to a 2% decrease for the same period last year.

Jim O'Donnell, chief executive officer, commented, "November sales reflected a strong performance over Thanksgiving weekend, offsetting some weakness during non-peak periods earlier in the month. Customers are responding to our merchandise offering, and we are well-positioned from an inventory perspective as we enter December."

Total sales for the year-to-date period ended November 27, 2010 increased 3% to $2.32 billion, compared to $2.25 billion for the same period last year. Comparable store sales increased 1% for the year-to-date period, compared to a 7% decrease for the same period last year.

The company completed the closure of MARTIN+OSA during the second quarter of 2010. Accordingly, MARTIN+OSA's total sales for the current year-to-date period and all prior periods have been reclassified as discontinued operations and are not included in the results from continuing operations above.

To access the company's recorded monthly sales commentary, please dial (866) 514-0390, or internationally dial (585) 267-8021.

Fourth Quarter EPS Guidance

The company is providing fourth quarter 2010 earnings guidance from continuing operations of $0.43 to $0.46 per diluted share. Fourth quarter guidance compares to earnings from continuing operations of $0.38 per diluted share last year.

Special Dividend and Accelerated Regular Quarterly Dividend

The company's board of directors declared a $0.50 per share special cash dividend. In addition, the board declared a regular quarterly cash dividend of $0.11 per share, payment of which will be accelerated into December. As such, a cash dividend of $0.61 per share will be payable on December 27, 2010 to stockholders of record at the close of business on December 13, 2010.

Extended Share Repurchase Program

The board of directors also voted to extend the company's current repurchase authorization of 16 million shares through February 2, 2013. Since 2005, the company has repurchased a total of 48.5 million shares for $938 million, which includes 14 million shares repurchased in 2010.

Mr. O'Donnell stated, "The payment of a special cash dividend primarily reflects the successful liquidation of auction rate securities, which resulted in proceeds of $150 million during the third quarter and brought our cash position at quarter-end to $631 million. The use of this cash in no way impedes our ongoing investments in strategic growth. Indeed, we are highly confident that our current initiatives will lead to further improvements in profitability and cash flow. At the same time, today's announcement demonstrates our commitment to enhance shareholder value through execution of our business plan, cash dividends and share repurchases."

American Eagle Outfitters, Inc., through its subsidiaries, ("AEO, Inc.") offers high-quality, on-trend clothing, accessories and personal care products at affordable prices.  The American Eagle Outfitters brand targets 15 to 25 year old girls and guys, with 937 stores in the U.S. and Canada and online at www.ae.com.  aerie by american eagle offers apparel and intimates collections for the AE girl, with 147 standalone stores in the U.S. and Canada and online at www.aerie.com.  The latest brand, 77kids by american eagle, is available online at www.77kids.com, as well as at nine stores across the nation. The 77kids brand offers small sizes and great big style for kids 0-14.  AE.COM, the online home of the brands of AEO, Inc. ships to 76 countries worldwide.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding fourth quarter earnings, improvements in profitability and cash flow. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the company's fourth quarter earnings expectations, improvements in profitability and cash flow may not be achieved and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:    American Eagle Outfitters, Inc.

Judy Meehan, 412-432-3300